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                                                                           F-14

                                                                     Exhibit 11

                      SAFECO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF INCOME PER SHARE
                                 (In Thousands,
                           Except Per Share Amounts)


                                                                             Year Ended December 31
                                                                     1994               1993            1992
                                                                   --------           --------        --------
PRIMARY INCOME PER SHARE
    OF COMMON STOCK:
       1.   Average number of common
                shares outstanding                                   62,972            62,879            62,792
                                                                   ========          ========          ========
       2.   Additional common shares
                assumed issued under the
                treasury stock method                                   235               354               447
                                                                   ========          ========          ========
       3.   Net Income                                             $314,374          $428,778          $311,294
                                                                   ========          ========          ========
       4.   Primary Net Income per share
                of common stock (L.3 / L.1)                        $   4.99          $   6.82          $   4.96
                                                                   ========          ========          ========